EXHIBIT (9)(b)

Consent of Counsel

[Sutherland, Asbill and Brennan LLP]

April 24, 2012

Transamerica Financial Life Insurance Company

4333 Edgewood Rd. NE

Cedar Rapids, Iowa 52499

RE:	TFLIC Separate Account VNY
Advisor’s Edge NY
File No. 333-122235/811-21703

Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 11 to the Registration Statement to Form N-4 (File No. 333-122235) of the TFILC Separate Account VNY filed by Transamerica Financial Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy, Esq.